Exhibit 5.2

[Hill, Ward & Henderson, P.A. Letterhead]

July 15, 2011

Asbury Automotive Group, Inc.

2905 Premiere Parkway

Suite 300

Duluth, GA 30097

Ladies and Gentlemen:

We have acted as local Florida counsel to those entities listed on Schedule 1 to this letter (each a “Florida Guarantor” and collectively, the “Florida Guarantors”) in connection with the Registration Statement on Form S-4 filed by Asbury Automotive Group, Inc., a Delaware corporation (the “Company”) and the other registrants named therein with the Securities and Exchange Commission (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $200,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2020 of the Company (the “Exchange Notes”) for an equal principal amount of 8.375% Senior Subordinated Notes due 2020 of the Company outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 16, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the Florida Guarantors and the other guarantors signatory thereto (the “Other Guarantors” and, together with the Florida Guarantors, the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). The Original Notes are, and the Exchange Notes will be, guaranteed (each, a “Exchange Guarantee”) on a joint and several basis by the Guarantors.

Except as otherwise defined herein, terms used in this opinion letter but not otherwise defined herein are used as defined in the Indenture. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Further, in connection with issuing this opinion letter we have reviewed originals or copies of the following authorization documents:

(1) the articles of incorporation, certificates of limited partnership, bylaws and limited partnership agreements, as applicable, of the Florida Guarantors attached as exhibits to the Certificates to Counsel;

(2) copies of resolutions adopted by each Florida Guarantor’s board of directors or general partner, as applicable, attached as exhibits to the Certificates to Counsel (the “Authorizations”);

(3) Certificates of Status of each Florida Guarantor, dated July 11, 2011, issued by the Florida Department of State; and

(4) Certificates to Counsel from the Florida Guarantors, dated July 12, 2011 (the “Certificates to Counsel”).

July 15, 2011

We have, with your consent, assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the opinion letter date. For purposes of this opinion letter, the term “Applicable Laws” means the Florida laws, rules and regulations that a Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Florida Guarantors or the transaction documents with respect to the Exchange Offer (collectively, the “Documents”) to which this opinion letter relates, but excluding those areas of law that are expressly excluded from the scope of the opinions in this opinion letter.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the legal existence of each party to the Documents other than the Florida Guarantors; (c) the power of each party to the Documents other than the Florida Guarantors, to execute, deliver and perform the Documents executed and delivered by such party and to do each other act done or to be done by such party; (d) the authorization, execution and delivery by each party, other than the Florida Guarantors, of each Document executed and delivered or to be executed and delivered by such party; (e) the legality, validity, binding effect and enforceability as to each party, other than the Florida Guarantors, of each Document executed and delivered by such party or to be executed and delivered and of each other act done or to be done by such party; (f) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; and (f) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within the diligence review undertaken by us.

Based upon and subject to the foregoing and to the assumptions, limitations and qualifications contained herein, we are of the opinion that:

1. Each Florida Guarantor is a corporation or limited partnership, as the case may be, and its corporate status or limited partnership status, as applicable, is active under the laws of the State of Florida.

2. As of the date of the Indenture, each Florida Guarantor had the corporate power or limited partnership power, as applicable, to enter into the Indenture and, as of the date hereof, each Florida Guarantor has the corporate power or limited partnership power, as applicable, to perform its respective obligations thereunder.

3. Each Florida Guarantor has authorized the execution, delivery and performance of the Indenture and the Exchange Guarantee to which it is a party by all necessary corporate action or limited partnership action, as applicable.

4. The execution and delivery of the Indenture by each Florida Guarantor and the performance by each Florida Guarantor of its obligations under the Indenture, including the Exchange Guarantee, to which it is a party do not (a) violate such Florida Guarantor’s Organizational Documents, or (b) violate any Applicable Law.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

July 15, 2011

Our opinion in paragraph 1 is based solely upon our review of certificates of status from the Florida Department of State with respect to each Florida Guarantor.

We do not express any opinion as to the laws of any jurisdiction other than the State of Florida. Further, all federal laws, rules and regulations are expressly excluded from the scope of this opinion letter.

Our opinions herein are being furnished in connection with the Exchange Offer pursuant to the Registration Statement. We hereby consent to the reliance by Jones Day upon the opinions expressed herein as to matters of Florida law for purposes of any opinions being delivered and filed as Exhibit 5.1 to the Registration Statement. We also hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the filing of this consent shall not be deemed an admission that this firm is an expert within the meaning of Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No one is entitled to rely on our opinions in any other context.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Very truly yours,

HILL, WARD & HENDERSON, P.A.

SCHEDULE 1

FLORIDA GUARANTORS

Coggin Automotive Corp., a Florida corporation

Precision Computer Services, Inc., a Florida corporation

Precision Enterprises Tampa, Inc., a Florida corporation

Precision Infiniti, Inc., a Florida corporation

Precision Motorcars, Inc., a Florida corporation

Precision Nissan, Inc., a Florida corporation

Avenues Motors, Ltd., a Florida limited partnership

CFP Motors, Ltd., a Florida limited partnership

CH Motors, Ltd., a Florida limited partnership

CHO Partnership, Ltd., a Florida limited partnership

CN Motors, Ltd., a Florida limited partnership

C&O Properties, Ltd., a Florida limited partnership

CP-GMC Motors, Ltd., a Florida limited partnership